Exhibit 2 to Schedule 13D/A

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of October 8, 2013 among Linley Ltd. (“Lender”), David N. Nemelka (“Borrower”) and Law Offices of Nathan Pinkhasov PLLC, a law firm licensed in the State of New York (the “Escrow Agent”).  The parties to this Agreement are sometimes referred to herein individually as a “party” and collectively as the “parties.”

Premises

WHEREAS, Lender and Borrower have entered into that certain Loan and Security Agreement (the “Loan Agreement”) dated of even date herewith pursuant to which Lender agreed to loan to Borrower and Borrower agreed to borrow from Lender the amount of One Million Dollars ($1,000,000) (the “Loan”), which Loan is evidenced by a promissory note and secured by 850,000 shares of common stock of Liqtech International, Inc., a Nevada corporation (“Liqtech”), which shares are referred to herein as the “Collateral”; and

WHEREAS, the Loan Agreement provides that the Collateral shall be delivered to Lender as follows: (i) Borrower shall deliver stock certificates for 500,000 free trading Liqtech shares to Lender to perfect Lender’s security interest in such shares, and (ii) Borrower shall deposit 350,000 restricted Liqtech shares (the “Escrowed Shares”) with the Escrow Agent to perfect Lender’s security interest in such shares; and

WHEREAS, the Loan Agreement provides that as partial consideration for the Loan Borrower shall grant Lender a profits interest in the shares of Liqtech common stock that constitute the Collateral and shall pay Lender 100% of the profit from the sale of such shares until such time as Lender has received a total of One Hundred Thousand Dollars ($100,000) (the “Profit Sharing Amount”), at which time the profit sharing arrangement shall terminate; and

WHEREAS, The parties desire to engage the Escrow Agent to hold the Collateral in accordance with the terms of this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1.  Deposits of Certificates Representing Shares.  The Borrower shall deposit the Escrowed Shares with the Escrow Agent as follows.  Concurrently with the execution of this Agreement, Borrower shall deposit with the Escrow Agent stock certificates representing 500,000 shares of Liqtech common stock, which shares are freely tradable and not subject to any restrictions on resale (the “Free Trading Liqtech Shares”).  Within five (5) days following receipt from Liqtech of the shares of Liqtech common stock issuable upon exercise of Borrower’s common stock purchase warrants (as described in Section 1(b) of the Loan Agreement), Borrower shall deposit with the Escrow Agent 350,000 of such restricted shares of Liqtech common stock (the “Restricted Liqtech Shares”).  The stock certificates for the Free Trading Liqtech Shares and the Restricted Liqtech Shares shall be accompanied by duly executed stock powers with the signatures Medallion signature guaranteed by a financial institution or registered broker/dealer.

2.  The Escrowed Shares.

(a)  If at any time on or before the close of business on April 8, 2014, the Profit Sharing Amount and the Loan have been paid in full, the Escrow Agent shall cause the Escrowed Shares and the related stock powers to be returned to Borrower in accordance with Borrower’s instructions, and the escrow shall thereupon terminate.

(b)  Unless and until an Event of Default shall occur, Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Escrowed Shares for any purpose not inconsistent with the terms hereof.

(c)  If the Profit Sharing Amount and the Loan have not been paid in full by the close of business on April 8, 2014, the Escrow Agent shall deliver the Escrowed Shares to Lender so that Lender may exercise its rights with respect to such Collateral in the manner provided in the Loan Agreement, and the escrow shall thereupon terminate.

3.

Escrow Agent’s Duties Ministerial.  It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving the Collateral and holding and disbursing the Collateral and the proceeds therefrom in accordance with this Agreement.

4.

Escrow Agent Acts as a Depository.  The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

5.

Escrow Agent Not Bound by Notice of Default.  The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default involving any expense or liability unless it is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

6.

Escrow Agent Not Liable for Acting on Certain Items.  The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

7.

Escrow Agent Not Liable for Errors of Judgment.  The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct.

8.

Escrow Agent Not Liable for Misconduct of Certain Agents.  The Escrow Agent shall not be answerable for the default or misconduct of any agent, or attorney, appointed by it if such agent or attorney shall have been selected with reasonable care.

9.

Escrow Agent May Consult with Legal Counsel.  The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the consideration of the foregoing instructions or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

10.

Adverse Claims for the Collateral.  In the event of any disagreement between the parties or any of them and/or any other person, resulting in adverse claims and/or demands being made in connection with or for any of the Collateral involved herein or affected hereby, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall not be or become liable to the other parties or any of them for the failure or refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to continue to so refrain and refuse to so act until:

(a)  the rights of adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the Collateral involved herein or affected hereby; and/or

(b)  all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all of the persons interested.

11.

Fee of Escrow Agent.  The fee of the Escrow Agent is $1,700, which shall be paid in equal parts by Borrower and finder.  The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable from the Lender and the Borrower in equal shares.

12.

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent as follows:

If to Lender:

Linley Ltd.

Atten: Blackfish Services Ltd

5 Savile Row

London, W1S 3PD

If to Borrower:

David N. Nemelka

743 West 1200 North, Suite 100

Springville, Utah 84663

If to the Escrow Agent:

Law Offices of Nathan Pinkhasov PLLC

488 Madison Ave, Suite 1100

New York, NY 10022

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

13.

Miscellaneous Provisions.  The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, transferees and assigns.  No party may assign or otherwise transfer its interest in this Agreement to any third party except with the prior written consent of the other parties.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may only be modified by a subsequent writing executed by all parties.  If any term, covenant, condition or agreement of this Agreement or the application of it to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, condition or agreement to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition or agreement of this Agreement shall be valid and shall be enforced to the extent permitted by law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of New York.  The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts sitting in the state of New York.  The Parties agree that all actions or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby must be litigated exclusively in any such state or Federal court that sits in New York County, New York, and the Parties hereby waive any objection which they may now or hereafter have to the laying of the venue of any such litigation in any such court.

14.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original instrument, but all of which collectively shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

Lender:   Linley Ltd.

By /s/ David Rowland

Name: David Rowland

Title: Authorized Signatory

Borrower:

/s/ David N. Nemelka

David N. Nemelka

Law Offices of Nathan Pinkhasov PLLC

Escrow Agent:   By  /s/ Nathan Pinkhasov

Name: Nathan Pinkhasov

Title: